Exhibit 17.1

From: Michael Dee

Date: January 23, 2023 at 5:49:45 PM CST

To: Ted Tewksbury, Hamid Zarringhalam, Andy Mattes, Kristin Slanina, Ernest Maddock, Virginia Boulet

Subject: To the Velodyne Board of Directors

I hereby resign from the Board of Directors of VelodyneLidar, Inc. (the “Company”), effective immediately. Michael Dee